REHABCARE CONFERENCE CALL SCRIPT

March 5, 2008

INTRODUCTION BY CONFERENCE OPERATOR

INTRODUCTION OF MANAGEMENT BY FINANCIAL DYNAMICS

This conference call contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the Company’s current expectations and could be affected by numerous factors, risks and uncertainties discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. Do not rely on forward looking statements as the Company cannot predict or control many of the factors that ultimately may affect the Company’s ability to achieve the results estimated. The Company makes no promise to update any forward looking statements whether as a result of changes in underlying factors, new information, future events or otherwise.

JOHN SHORT

INTRODUCTION AND WELCOME

Good morning and thank you for joining us today. I’m John Short, President and CEO of the Company. With me are Jay Shreiner, Chief Financial Officer and the rest of my executive management team all of whom will be available to answer your questions at the conclusion of our remarks.

We began last year focused on the integration of the operations of Symphony Health Services, the largest acquisition ever completed by the company. We ended the year with significant improvements in the regulatory environment for each of our major operating units as a result of the signing of the 2007 Medicare and Medicaid and SCHIP Extension Act. In between, we accomplished our goals of improved operating earnings in our Contract Therapy business and managed the impact of declining units and admissions on operating earnings in our Hospital Rehabilitation Services division as a result of the 75% Rule. We also opened our Central Texas Rehabilitation Hospital in Austin, Texas, our first majority owned joint venture hospital; and prepared for the opening of four additional joint venture owned hospitals during 2008.

From a financial perspective in the fourth quarter, we achieved operating earnings of $9.0 million and net earnings of $5.1 million, or $0.29 per diluted share. The fourth quarter earnings per share is the company’s best performance of the past ten quarters.

I’ll give you some highlights of the quarter as they pertain to our operating segments.

Contract Therapy (CT)

We continue to be proud of the progress that our Contract Therapy business has made in the last eighteen months, integrating an acquired business that significantly expanded our number of patients treated, clinicians, facilities and operating revenues.

Operating earnings improved $0.8 million sequentially to $4.0 million. The cumulative improvement in quarterly operating earnings for the past three quarters was approximately $6.2 million. This operating earnings performance is the best in the history of this division. The division’s operating earnings margin for the fourth quarter reached 4.0 percent which reflects significant progress toward our goal of 4.5 percent to 5.5 percent operating earnings margin during 2008 through same store revenue growth and improved therapist efficiency.

PatientPlus, our patient-focused performance-based pay model for therapists, has been rolled out nationally in the first quarter of 2008. PatientPlus is expected to provide our clinicians with additional opportunities to serve more patients resulting in improved operating performance.

We will also continue to seek legislation for a further extension of the therapy cap auto-exception process and the Medicare physician fee schedule beyond the June 30, 2008 expiration.

Hospital Rehabilitation Services

In the Hospital Rehabilitation Services division, operating earnings declined from $6.3 million in the third quarter to $6.0 million in the fourth quarter primarily due to fewer average units in operation in both our inpatient and outpatient businesses.

In the fourth quarter, our same store 75% Rule qualifying admissions increased by 1.0 percent compared to the third quarter of 2007 and 3.2 percent when compared to the fourth quarter of 2006. Total same store IRF admissions remained flat sequentially and declined 1.1 percent compared to the fourth quarter of 2006. Year-over-year admissions were impacted by 61 IRFs operating at the 65% level during all or a portion of the fourth quarter of 2007. Year-over-year non-Medicare same store admissions grew 19.2 percent. On average, our IRFs operated at a 67.8% compliance level.

Following the passage of legislation at the end of 2007 enacting a permanent 60% freeze of the 75% Rule, we anticipate a more stable operating environment and, as a result, we have a more optimistic outlook for this division in 2008 and beyond. We expect to grow same store discharges 3 to 5 percent, achieve modest net additions in IRFs through accelerated openings and reduced closings, and achieve operating earnings margins of 12 – 15 percent in the division. Our first quarter is off to a good start as we have already opened three IRFs compared to seven openings for the entire year of 2007 and our pipeline of IRF opportunities continues to grow.

Hospital Division

Our Hospital division had an operating loss of $0.8 million in the fourth quarter 2007. Operating earnings were unfavorably affected by $0.8 million of start-up costs at our Austin, Texas joint venture and an additional $0.3 million of ramp-up losses following receipt of its Medicare licensure in late November.

The division managed its rehab hospitals to an average 75% Rule compliance level of 63.6% during the quarter. This division, like HRS, has upside potential in admissions as a result of the permanent freeze at 60%. Sequentially, same store qualifying IRF admissions increased 5.2 percent for the quarter while total same store IRF admissions grew at 6.8 percent.

During 2008, we expect the Hospital division’s EBITDA before corporate overhead to be negatively impacted by start-up and ramp-up costs associated with four new majority owned joint venture hospitals. The group of five hospitals in operation for less than one year (our Austin IRF, North Kansas City LTACH, Rhode Island IRF, St. Luke’s IRF and Floyd LTACH) is expected to generate a net EBITDA drag of $4.5 to $5.5 million during 2008. The impact of this drag on earnings per share will be partially offset by the respective minority partners’ shares of these costs. The eight hospitals that have been in operation for more than one year are expected to achieve 13 to 15 percent EBITDA margins before corporate overhead in 2008. In anticipation of bringing on four new hospitals, we are continuing to invest in additional infrastructure support.

The division continues active development of joint venture projects. We recently announced two additional joint ventures. In December we reached an agreement with The Reading Hospital and Medical Center to jointly develop a long-term acute care hospital in eastern Pennsylvania. We expect to begin operation of this 60 bed hospital during the third quarter of 2009. Yesterday we announced our joint venture with Floyd Healthcare Resources for ownership and operation of The Specialty Hospital, an existing 24-bed long-term acute care hospital in Rome, GA. We expect this transaction to close late in the second quarter of 2008.

Construction of our 35-bed LTACH in North Kansas City, Missouri, is nearing completion and will open early in the second quarter of 2008. This is a joint venture with Liberty Hospital and North Kansas City Hospital.

Our joint venture with Landmark Health Systems, Inc. to purchase a majority interest and operate the Rehabilitation Hospital of Rhode Island is subject to review and approval by the state's Department of Health and also by the Rhode Island Attorney General's office. If approved, we expect to begin operation of the 41-bed facility during the third quarter of 2008. Additionally, together with our JV partner, we received Certificate of Need approval in early December 2007 to develop a long-term acute care hospital, which we expect to open in 2009.

Construction has begun for the St. Luke’s Rehabilitation Hospital in St. Louis, Missouri, our joint venture with St. Luke’s Hospital. We are projecting this 35-bed hospital to open in late 2008.

We executed the definitive agreements with Methodist Medical Center in Peoria, Illinois for our 50-bed joint venture LTACH, Greater Peoria Specialty Hospital, which received CON approval. Construction will begin this quarter with an expected opening date of third quarter 2009.

Finally, our planned development of an LTACH with our existing rehabilitation hospital partner in Kokomo, Indiana should also open in 2009.

In addition, we are planning to relocate an existing satellite facility, which we expect to open during the third quarter of 2008.

We continue to evaluate a robust pipeline of joint venture opportunities, as there are currently several letters of intent and additional projects under review, some of which involve acquisitions of existing facilities.

2008 Consolidated Outlook

The Company expects strong consolidated net earnings growth for full year 2008, but expects its quarterly consolidated operating earnings to be uneven with all quarters impacted by hospital start-up/ramp-up costs. Additionally, while the Company expects to achieve operational improvements in the first quarter, these results will be dampened by the resumption of the normalized run rate costs associated with management incentive plans, health insurance, professional liability and workers compensation.

Legislative and Regulatory Update

On December 29, 2007, the President signed into law the 2007 Medicare, Medicaid and SCHIP Extension Act. Among other things, the law permanently sets the inpatient rehabilitation facility compliance threshold at 60%, while eliminating a market basket increase through 2009. We believe the adverse market basket impact to both our freestanding hospitals and HRS clients will be mitigated through higher patient volumes resulting from the freeze at 60%.

The Extension Act also extends the Part B Therapy Cap auto-exception process through June 30, 2008 and increases the Physician Fee Schedule by 0.5% through June 30, 2008.

Finally, the Extension Act eliminates the application of the so-called 25% Rule through December 31, 2010 for freestanding and grandfathered LTACHs and establishes a three year moratorium on the establishment of any new or satellite LTACH facility or any increases in bed capacity at existing LTACHs. We believe all of our previously announced LTACH joint ventures will not be subject to this moratorium.

I’ll now turn the call over to Jay Shreiner, who will review our financial results for the quarter.

Thank you, John,

Consolidated Results

Consolidated net revenues for the fourth quarter of 2007 of $173.6 million were flat compared to $172.9 million in the third quarter of 2007.

Consolidated net earnings were $5.1 million, or $0.29 per diluted share, in the fourth quarter of 2007 compared to $3.9 million or $0.22 per share on a fully diluted basis in the previous quarter. After consideration of $1.4 million of unfavorable contractual allowance adjustments recorded in the third quarter and a favorable $0.3 million adjustment to our consolidated effective tax rate recorded in the fourth quarter, net earnings performance was about flat sequentially.

Fourth quarter and third quarter results were favorably impacted by lower net self insurance costs of approximately $1.4 million and $1.2 million or $0.05 and $0.04 per fully diluted share, respectively, when compared to the quarterly run rates for these costs earlier in the year. The favorable adjustments were the result of better than projected experience for professional liability and workers compensation claim costs partially offset by higher than estimated health insurance costs.

Contract Therapy (CT)

Net revenues for the Contract Therapy division were $99.4 million, an increase from the third quarter of $1.1 million, or 1.1 percent. This increase was driven by a 3.5 percent increase in revenue per location, which included the positive impact of the October market basket adjustment passed along to our clients. The increase in revenue per location was partially offset by a decline in the average number of locations operated during the quarter

The division’s operating earnings of $4.0 million in the fourth quarter of 2007 compared to $3.2 million in the third quarter. The market basket adjustment, improved therapist efficiency and continued tight management of therapist wage adjustments were the primary contributors to the sequential improvement in operating earnings for this division.

During the fourth quarter, 46 programs closed. Of those closures, 21 were the result of low profitability or non-payment with the remaining 25 primarily the result of external competition or self operation.

Twenty-five new client sites were opened in the fourth quarter. At year end 2007, we had signed contracts for 21 new client locations in this division that are scheduled to open during the first quarter of 2008.

Hospital Rehabilitation Services

Fourth quarter HRS revenues were $38.8 million, a decline of $1.5 million or 3.8 percent on a sequential basis, primarily resulting from a decline in the average number of locations operated during the quarter.

Operating earnings for the division were $6.0 million, a decline of $0.3 million, or 5.0 percent, from the $6.3 million of operating earnings in the third quarter. The division continued to flex expenses during the quarter to deliver an operating earnings margin of 15.5 percent compared to prior quarter results of 15.7 percent.

The division exited the year with 154 programs, the same as at the end of the third quarter, as a result of three openings and three closures. IRFs at quarter-end totaled 107 down from 108, as two IRFs opened and three closed. The additional opening was an outpatient unit. One of the closures was lost to competition and two chose to self-operate. At December 31, 2007, the pipeline of signed but unopened IRF contracts stands at four.

Hospitals

The Hospital division reported operating revenues of $25.7 million and an operating loss of $0.8 million. After giving consideration to incremental start-up and ramp-up costs in the fourth quarter and the unfavorable contractual adjustment in the third quarter of 2007, revenue and operating earnings were flat sequentially.

The division continues to invest in infrastructure to support our growing portfolio of hospitals, which is projected to total 13 by year end 2008.

Balance Sheet

For the year ended December 31, 2007, we generated cash from operations of $52.0 million and paid down $46.1 million in long-term debt. We spent $10.0 million for capital expenditures, including $6.8 million in our Hospital division, primarily on developing joint ventures in Texas, Indiana, Missouri and Pennsylvania and adding a high observation unit in one of our LTACHs. The remaining $3.2 million of capital expenditures was principally related to information systems. Days sales outstanding in accounts receivable improved to 71.8 at December 31, 2007 from 78.4 at September 30, 2007, and 77.9 at December 31, 2006.

At December 31, we had approximately $10.3 million in cash and cash equivalents compared to $9.4 million at December 31, 2006. We had $68.5 million in outstanding debt under our revolving credit facility with a weighted average interest rate of approximately 6.2 percent. Total debt outstanding at December 31, 2007 was $74.5 million compared to $120.6 million at December 31, 2006. As a result of lower leverage, we anticipate our interest rate spread on our revolving credit facility will decline from 150 to 125 basis points above LIBOR during the first quarter of 2008.

During 2008, we expect capital expenditures of approximately $32 million of which $25.0 million relates to hospital strategic and maintenance capital and the remaining $7.0 million relates principally to information systems investments. We are expecting to receive approximately $5 million from our minority joint venture partners to fund their respective shares of each hospital’s capital expenditures and working capital requirements.

Now I will turn the call back over to John.

JOHN SHORT

Thank you, Jay.

Closing Remarks

Our dedication to driving efficiencies and productivity improved profitability in 2007. We are now turning our focus to resuming growth in our CT and HRS divisions while continuing to develop our network of hospitals. Our HRS division has already opened three IRFs in the first quarter and we have a growing pipeline of new business in both divisions.

We’re also confident that we can meet our operating earnings margin outlook for the CT division in 2008, given our performance over the last three quarters and the performance-based initiatives we’re rolling out this year, including PatientPlus, our pay-for-performance program.

In our Hospital division, we’re primed for a very active year of development, with four hospitals to open and one satellite to relocate in 2008. To support this growth, we have committed significant capital for hospital development and infrastructure improvements.

In conclusion, with a significantly improved regulatory environment and an upward momentum in earnings, if you liked us in 2007, you’ll love us in 2008.

As our 25th year of operation comes to a close, let me thank everyone who has helped us reach this important milestone, especially our more than 14,000 colleagues, who continue to focus on our most important mission – providing quality care to help people regain their lives. Thank you for your continued support and we look forward to sharing our future successes with you.

With that, I would like to have our operator open the call for questions.

To be read following Questions and Answers –

As a reminder, this conference call is being webcast live on our web site, www.rehabcare.com and will be available for replay beginning at 1:00 PM Eastern time today.

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